Exhibit 5.1

Lonsdale Avenue Law Centre

DOUGLAS J. LIVESEY, BA, LLB

JOSEPH CUENCA, BA, JD, LLM

#407-1200 Lonsdale Avenue

North Vancouver, BC V7M 3H6

Telephone: (604) 980-5089

Facsimile: (604) 980-5079

info@lonsdalelaw.ca

August 31, 2005

China Projects Inc.

Suite 200-701- Green Valley Parkway

Henderson 89074

Nevada, USA

Dear Sirs:

I have acted as counsel to China Projects Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 46,000,000 shares of the Company's common stock (the "Common Stock"), as described below. A registration statement on Form SB-2 has been prepared by the Company to be filed with the Securities and Exchange Commission on or about August 31, 2005 the "Registration Statement"). This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of the 46,000,000 shares of the Common Stock (the "Registered Shares"). The Registered Shares are to be offered to the public by certain shareholders of the Company without the use of any underwriters.

In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have each been duly authorized for issuance and sale. I am further of the opinion that and the Issued Shares are validly issued, fully paid and non-assessable and that the Warrant Shares, when properly exercised and upon the payment price therefore being paid to the Company, shall be validly issued, fully paid and non-assessable.

I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as air exhibit to the Registration Statement.

Yours truly,

LONSDALE LAW CENTRE

Per:

/s/ Douglas J. Livesey

Douglas J. Livesey